Exhibit 99.1

CU BANCORP REPORTS NET INCOME OF $2.7 MILLION AND

EARNINGS PER SHARE OF $0.24 FOR FIRST QUARTER OF 2014

Encino, CA, April 25, 2014 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported net income of $2.7 million, or $0.24 per fully diluted share, for the first quarter of 2014, an increase of 24% from net income of $2.2 million or $0.20 per fully diluted share for the first quarter of 2013.

First Quarter 2014 Highlights

•	Net income increased to $2.7 million, or $0.24 per fully diluted share, from net income of $2.2 million, or $0.20 per fully diluted share, for first quarter of 2013

•	Total loans increased $85 million or 9.8% from March 31, 2013 to $946 million at March 31, 2014

•	Total deposits increased $113 million or 10.4% from March 31, 2013 to $1.2 billion at March 31, 2014

•	Non-interest bearing demand deposits increased $94.2 million or 16.9% from March 31, 2013, representing 54% of total deposits

•	Non-performing assets to total assets declined to 0.60% at March 31, 2014, from 1.07% at March 31, 2013

•	Net interest margin increased to 3.82% from 3.69% for the prior quarter ended December 31, 2013

•	Tangible book value per share increased $0.26 over December 31, 2013, to $11.37

“I am pleased to report that all of our performance metrics improved in the first quarter of 2014 when compared to the same quarter of 2013,” said David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank. “Return on average assets increased to 0.78% from 0.69% in the first quarter of 2013, return on average equity increased to 7.7% from 6.9% in the year ago quarter, and our operating efficiency ratio improved to 68% from 72% in the prior year. Our strong execution led to solid loan growth of 10% from the year ago quarter and a 24% increase in net income that resulted in diluted earnings per share of $0.24.

“We continue to establish new relationships and expand our current business, as evidenced by our increased commercial line of credit commitments, which are up 17% from last year’s first quarter and more than six percent from the linked quarter; however due to the dynamic nature of commercial and industrial lending, actual credit utilization does experience ebbs and flows. Credit quality trends remain excellent, with nonperforming assets to total assets of 0.60%, down from 1.07% a year ago—and one of the lowest in our peer group, and as at the end of the previous quarter there were no properties in the real estate owned category. Additionally, the Company had no charge offs in the first quarter.”

First Quarter 2014 Summary Results

Net Income and Profitability Ratios

Net income was $2.7 million or $0.24 per fully diluted share for the first quarter of 2014, compared with net income of $2.2 million, or $0.20 per fully diluted share, for the first quarter of 2013. The improvement was largely due to an increase in net interest income due to organic loan growth, as well as higher gain on sale of SBA loans and other non-interest income.

Net income in the first quarter of 2014 of $2.7 million was $166 thousand lower than net income of $2.8 million in the fourth quarter of 2013; the decrease was due to favorable tax events in the previous quarter. Net income before the provision for income tax expense in the first quarter of 2014 was $4.3 million, compared to net income before the provision for income tax expense of $3.7 million in the fourth quarter of 2013. The increase was largely due to a lower provision for loan losses in the first quarter.

The following table shows certain of the Company’s performance ratios for the first quarter of 2014, the fourth quarter of 2013 and the first quarter of 2013:

	Q1 2014	Q4 2013	Q1 2013
Return on average assets	0.78%	0.79%	0.69%
Return on average equity	7.7%	8.3%	6.9%
Operating efficiency ratio	68%	68%	72%

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $12.2 million for the first quarter of 2014, an increase of $635 thousand or 5.5% from the first quarter of 2013. The increase was primarily driven by net organic loan growth.

Net interest income before the provision for loan losses for the first quarter of 2014 decreased $170 thousand, or 1.4% from the fourth quarter of 2013. The decrease was primarily due to two less calendar days in the first quarter of 2014.

The Company’s net interest income continued to be positively impacted in both the fourth quarter of 2013 and the first quarter of 2014 by the recognition of the fair value discount earned on early payoffs of acquired loans. The Company recorded $571 thousand and $519 thousand in discount earned on early loan payoffs of acquired loans in the fourth quarter of 2013 and the first quarter of 2014, respectively, with a positive impact on the net interest margin of 17 and 16 basis points, respectively.

As of March 31, 2014, the Company had $7.7 million of accretable yield discount remaining on acquired loans.

Net interest margin in the first quarter of 2014 was 3.82%, compared to 4.00% in the first quarter of 2013. Year over year, the net interest margin benefitted from an $81 million increase in average loans coupled with discounts from early loan payoffs, which was negated by a decline in loan yields.

Net interest margin in the first quarter of 2014 was 3.82% compared to 3.69% in the fourth quarter of 2013. Average loans increased by $11.3 million over the previous quarter and average deposits decreased by $39 million over the previous quarter, which positively impacted the net interest margin in the first quarter.

The Company’s average yield on loans was 5.24% in the first quarter of 2014, compared to 5.27% in the fourth quarter of 2013, even though newly originated loans were higher yielding than those paying off. “We are pleased to report that new loans were originated at higher yields than those that paid off during the first quarter,” said Karen Schoenbaum, Chief Financial Officer. “We believe we have reached a point where loan yields have stabilized and are beginning to rise. But due to the lag effect from loans originated in the fourth quarter at lower rates than those paying off, the average loan yield doesn’t yet reflect that rise.”

The Company’s cost of funds was 0.15% in the first quarter of 2014, a decrease from 0.19% in the first quarter of 2013 and 0.16% for the fourth quarter of 2013.

Non-interest Income

Non-interest income was $1.8 million in the first quarter of 2014, an increase of $364 thousand or 25.5% from $1.4 million in the same quarter of the prior year. The increase was attributable to several factors, including an improvement of $62 thousand in deposit account service fees and $88 thousand in higher gain on sale of SBA loans. In other non-interest income, transaction referral fees were $75 thousand higher than in the previous year and dividend income and letters of credit fees were up $50 thousand and $37 thousand, respectively, from the first quarter of 2013.

Non-interest income in the first quarter of 2014 decreased $141 thousand or 7.3% over the fourth quarter of 2013. In other non-interest income, transaction referral fee income was $75 thousand in the first quarter, compared to $159 thousand in the fourth quarter. Additionally, the fourth quarter benefitted from a $42 thousand gain on sale of securities, for which there was no comparable activity in the first quarter.

Non-interest Expense

Non-interest expense for the first quarter of 2014 decreased $71 thousand or 0.7% over the fourth quarter of 2013. In the previous quarter other operating expenses included $107 thousand in costs for loan collection related to one non-accrual loan, which paid off in the first quarter; thus, there was no comparable activity in the first quarter. Salaries and employee benefits increased in the first quarter due to seasonal compensation expenses, such as increased 401(k) employee contribution matches and FICA.

Income Tax

The Company’s income tax provision returned to a normalized rate in the first quarter of 2014. In the fourth quarter of 2013 the Company’s tax rate decreased to an effective rate of 24% as a result of nonrecurring items. These items included: an increase in the marginal tax rate of the deferred tax asset, resulting in a reduction of tax expense of $326 thousand; a disqualifying disposition of incentive stock options resulting in a benefit of $151 thousand; and a true-up of $285 thousand related to three tax returns filed in 2013 for PCB, CU Bancorp and California United Bank, that included a low-income housing tax credit under early adoption of ASU 2014-01.

Balance Sheet

Assets

Total assets at March 31, 2014 were $1.4 billion, a year-over-year increase of $117 million or 9.3% from March 31, 2013, primarily resulting from net organic growth in total deposits. Total assets decreased $25 million or 1.8% quarter-over-quarter from December 31, 2013, the result of a decrease in interest bearing deposits.

Loans

Total loans were $946 million at March 31, 2014, an increase of $12.3 million or 1.3% from $933 million at the end of the prior quarter. This also represents an increase of $85 million or 9.8% from March 31, 2013. During the first quarter of 2014, the Company had approximately $24.0 million of net organic loan growth, which was partially offset by approximately $11.7 million in loan run-off from acquired portfolios.

The increase in total loans from the end of the prior quarter was primarily due to new relationships within the Bank’s footprint. Commercial and industrial lines of credit increased to $424 million in the first quarter of 2014, up 16.6% from the prior year and 6.5% from the previous quarter.

As in the previous two quarters, a high proportion of the Company’s first quarter loan production occurred late in the first quarter, which resulted in total end of period loans at March 31, 2014, $22.5 million higher than average loans during the first quarter of 2014.

Deposits

Total deposits at March 31, 2014 were $1.2 billion, a decrease of $29 million or 2.4% from December 31, 2013. This also represents an increase of $113 million or 10.4% from March 31, 2013. The decrease in deposits from the linked quarter is primarily related to real estate investors, who accumulate interest bearing deposits and deploy their cash as needed, but continue their relationship with the Bank.

Non-interest bearing demand deposits at March 31, 2014 were $652 million, an increase of $19.5 million or 3.1% from December 31, 2013. Non-interest-bearing demand deposits represented 54% of total deposits at March 31, 2014, up from 51% at the end of the prior quarter. A majority of the increase in non-interest bearing deposits is likely related to customers accumulating cash in anticipation of federal and state income tax payments, as well as county property taxes in California. Cost of deposits for the quarter was 0.12%, the same as the prior quarter.

Asset Quality

Total non-performing assets were $8.2 million, or 0.60% of total assets at March 31, 2014, compared with $9.6 million, or 0.68% of total assets, at December 31, 2013. Approximately 81% of the total non-performing assets at March 31, 2014 were acquired loans that were marked to fair value at the time of acquisition.

During the first quarter of 2014, the Company recorded net recoveries of $145 thousand, compared with net charge-offs of $369 thousand during the fourth quarter of 2013.

The Company recorded a loan loss provision of $75 thousand for the first quarter of 2014. The loan loss provision reflects the recoveries recorded in the quarter, an improving economy and the level of organic growth of the loan portfolio.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and the related allowance) was 1.48% at March 31, 2014, compared with 1.50% at December 31, 2013, and 1.52% at March 31, 2013.

Capital

CU Bancorp remained well capitalized at March 31, 2014 with total risk weighted assets of $1,161,786,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

March 31, 2014	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	12.99%
Tier 1 Risk-Based Capital Ratio	6%	12.02%
Tier 1 Leverage Capital Ratio	5%	10.19%

At March 31, 2014, tangible common equity was $127.5 million with common shares issued and outstanding of 11,213,908 as of the same date, resulting in tangible book value per common share of $11.37. This compares to tangible common equity of $123.1 million with a tangible book value per common share of $11.11 at December 31, 2013. The increase in tangible book value per common share from the prior quarter primarily reflects the net income generated during the first quarter of 2014.

During the first quarter of 2014, stock options exercised by company officers increased shares outstanding by 104,000.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) significant costs or changes in business practices required by new banking laws or regulations such as those related to Basel III, (3) weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (4) changes in market rates and prices which may adversely impact the value of financial products, (5) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (6) competition in the Company’s markets, (7) changes in the financial performance and/or condition of the Company’s borrowers, (8) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (9) earthquake, fire, pandemic, drought or other natural disasters, (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (11) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (12) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (13) the impact of the Dodd-Frank Act, (14) the effect of U.S. federal government debt, budget and tax matters, (15) changes in the level of early payoffs on acquired loans and the amount of fair value discount on these loans recognized each quarter, and (16) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see CU Bancorp’s reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman, President and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$34,421	$23,156	$19,286
Interest earning deposits in other financial institutions	172,573	218,131	172,086

Total Cash and Cash Equivalents	206,994	241,287	191,372
Certificates of deposit in other financial institutions	63,107	60,307	25,484
Investment securities available-for-sale, at fair value	102,155	106,488	109,787
Loans	945,507	933,194	860,833
Allowance for loan loss	(10,823)	(10,603)	(8,841)

Net loans	934,684	922,591	851,992
Premises and equipment, net	3,916	3,531	3,153
Deferred tax assets, net	11,090	11,835	12,689
Other real estate owned, net	—	—	3,112
Goodwill	12,292	12,292	12,292
Core deposit and leasehold right intangibles	2,455	2,525	1,664
Bank owned life insurance	21,352	21,200	20,736
Accrued interest receivable and other assets	24,318	25,760	32,695

Total Assets	$1,382,363	$1,407,816	$1,264,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$651,645	$632,192	$557,452
Interest bearing transaction accounts	124,045	155,735	117,280
Money market and savings deposits	365,405	380,915	345,145
Certificates of deposit	62,303	63,581	70,377

Total deposits	1,203,398	1,232,423	1,090,254
Securities sold under agreements to repurchase	11,965	11,141	25,187
Subordinated debentures, net	9,419	9,379	9,226
Accrued interest payable and other liabilities	15,323	16,949	12,498

Total Liabilities	1,240,105	1,269,892	1,137,165

SHAREHOLDERS’ EQUITY
Common stock	122,697	121,675	118,885
Additional paid-in capital	8,865	8,377	7,159
Retained earnings	10,743	8,077	447
Accumulated other comprehensive income (loss)	(47)	(205)	1,320

Total Shareholders’ Equity	142,258	137,924	127,811

Total Liabilities and Shareholders’ Equity	$1,382,363	$1,407,816	$1,264,976

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$11,924	$12,111	$11,425
Interest on investment securities	501	493	484
Interest on interest bearing deposits in other financial institutions	211	237	160

Total Interest Income	12,636	12,841	12,069

Interest Expense
Interest on interest bearing transaction accounts	58	65	52
Interest on money market and savings deposits	234	255	260
Interest on certificates of deposit	56	58	76
Interest on securities sold under agreements to repurchase	8	11	19
Interest on subordinated debentures	107	109	124

Total Interest Expense	463	498	531

Net Interest Income	12,173	12,343	11,538
Provision for loan losses	75	934	134

Net Interest Income After Provision For Loan Losses	12,098	11,409	11,404

Non-Interest Income
Gain on sale of securities, net	—	42	5
Gain on sale of SBA loans, net	438	414	350
Deposit account service charge income	630	628	568
Other non-interest income	722	847	503

Total Non-Interest Income	1,790	1,931	1,426

Non-Interest Expense
Salaries and employee benefits	5,605	5,495	5,417
Stock compensation expense	408	372	258
Occupancy	986	1,037	1,064
Data processing	475	455	482
Legal and professional	523	557	507
FDIC deposit assessment	221	226	246
Merger related expenses	—	—	43
OREO valuation write-downs and expenses	—	7	26
Office services expenses	264	248	266
Other operating expenses	1,067	1,223	1,000

Total Non-Interest Expense	9,549	9,620	9,309

Net Income Before Provision for Income Tax	4,339	3,720	3,521
Provision for income tax	1,673	888	1,366

Net Income	$2,666	$2,832	$2,155

Earnings Per Share
Basic earnings per share	$0.25	$0.26	$0.21
Diluted earnings per share	$0.24	$0.26	$0.20
Average shares outstanding	10,874,000	10,736,000	10,486,000
Diluted average shares outstanding	11,095,000	10,999,000	10,718,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the three months ended
	March 31, 2014		December 31, 2013		March 31, 2013
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$265,750	0.32%	$315,183	0.29%	$214,198	0.30%
Investment securities	104,767	1.91%	101,497	1.94%	112,401	1.72%
Loans	922,971	5.24%	911,649	5.27%	842,234	5.50%
Total interest-earning assets	1,293,488	3.96%	1,328,329	3.84%	1,168,833	4.19%
Non-interest-earning assets	92,357		92,025		92,783
Total Assets	$1,385,845		$1,420,354		$1,261,616

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$138,006	0.17%	$144,009	0.18%	$118,361	0.18%
Money market and savings deposits	373,258	0.25%	389,594	0.26%	350,363	0.30%
Certificates of deposit	62,964	0.36%	64,302	0.36%	76,246	0.40%
Total Interest Bearing Deposits	574,228	0.25%	597,905	0.25%	544,970	0.29%
Securities sold under agreements to repurchase	11,951	0.27%	15,604	0.28%	25,853	0.30%
Subordinated debentures and other debt	9,399	4.55%	9,363	4.56%	9,198	5.47%
Total interest bearing liabilities	595,578	0.32%	622,872	0.32%	580,021	0.37%
Non-interest bearing demand deposits	633,233		648,577		541,462
Total funding sources	1,228,811		1,271,449		1,121,483
Non-interest bearing liabilities	16,595		12,969		12,844
Shareholders’ Equity	140,439		135,936		127,289
Total Liabilities and Shareholders’ Equity	$1,385,845		$1,420,354		$1,261,616
Net interest margin		3.82%		3.69%		4.00%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited	Audited	Unaudited

Commercial and Industrial Loans:	$290,000	$299,473	$254,828

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	195,151	197,605	186,563
Other Nonresidential Properties	286,198	271,818	262,959
Construction, Land Development and Other Land	56,706	47,074	53,954
1-4 Family Residential Properties	62,128	65,711	59,828
Multifamily Residential Properties	39,868	33,780	29,389

Total Loans Secured by Real Estate	640,052	615,988	592,693

Other Loans:	15,455	17,733	13,312

Total Loans	$945,507	$933,194	$860,833

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	March 31, 2014		December 31, 2013		March 31, 2013
	Unaudited		Unaudited		Unaudited

Disbursed	$179,610	42%	$196,044	49%	$161,824	45%
Undisbursed	244,087	58%	201,860	51%	201,452	55%

Total Commitment	$423,697	100%	$397,904	100%	$363,276	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage capital ratio	10.19%	9.57%	9.76%
Tier 1 risk-based capital ratio	12.02%	11.84%	11.65%
Total risk-based capital ratio	12.99%	12.80%	12.52%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$1,585	$1,657	$1,747
Loans acquired thru acquisition that are on non-accrual	6,642	7,899	8,727

Total loans on non-accrual	8,227	9,556	10,474
Other Real Estate Owned	—	—	3,112

Total non-accrual loans and Other Real Estate Owned	$8,227	$9,556	$13,586

Net charge-offs/(recoveries) year to date	$(145)	$1,052	$96

Net charge-offs/(recoveries) quarterly	$(145)	$369	$96

Loans on non-accrual as a % of total loans	0.87%	1.02%	1.22%

Total non-accrual loans and Other Real Estate Owned as a % of total assets	0.60%	0.68%	1.07%

Allowance for loan losses as a % of total loans	1.14%	1.14%	1.03%

Allowance for loan losses as a % of total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.48%	1.50%	1.52%

Net year to date charge-offs/(recoveries) as a % of average year to date loans	-0.02%	0.12%	0.01%

Allowance for loan losses as a % of non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	682.0%	639.8%	506.1%

Allowance for loan losses as a % of total non-accrual loans	131.6%	111.0%	84.4%

As of March 31, 2014, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

(Dollars in thousands except per share data)

TCE Calculation and Reconciliation to Total Shareholders’ Equity

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	March 31, 2014	December 31, 2013	March 31, 2013
	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$142,258	$137,924	$127,811
Less: Goodwill	12,292	12,292	12,292
Less: Core deposit and leasehold right intangibles	2,455	2,525	1,664

Tangible Common Equity	$127,511	$123,107	$113,855

Common shares issued and outstanding	11,213,908	11,081,364	10,741,974
Tangible book value per common share	$11.37	$11.11	$10.60
Book value per common share	$12.69	$12.45	$11.90